Exhibit 99.1

Park Sterling Corporation Announces

Record Results for Second Quarter 2015

Charlotte, NC – July 23, 2015 – Park Sterling Corporation (NASDAQ: PSTB), the holding company for Park Sterling Bank, today released unaudited results of operations and other financial information for the second quarter of 2015. Highlights at and for the three months ended June 30, 2015 include:

Highlights

●	Net income increased $486,000 (13%) to a record $4.3 million, or $0.10 per share, compared to $3.8 million, or $0.09 per share, in the quarter ended March 31, 2015
●

Adjusted net income, which excludes merger-related expenses and gain or loss on sale of securities, increased $515,000 (13%) to a record $4.4 million, or $0.10 per share, compared to $3.9 million, or $0.09 per share, in the prior quarter

●	Organic loan growth, excluding loans held for sale, of $42.6 million, or 11% annualized growth rate
●	Wealth management discretionary assets under management increased $31.7 million (8%) to a record $438.3 million, compared to $406.5 million at March 31, 2015
●	Mortgage banking origination volume increased $14.3 million (25%) to a record $71.7 million, compared to $57.4 million in the prior quarter
●	Annualized return on average assets of 0.71% compared to 0.64% in the prior quarter
●

Adjusted noninterest expenses to adjusted operating revenues, which excludes merger-related expenses and gain or loss on sale of securities, decreased 380 basis points to 72.5% from 76.3% in the prior quarter

●	Nonperforming loans decreased $1.0 million (13%) to 0.52% of total loans from 0.60% at March 31, 2015
●	Nonperforming assets decreased $1.5 million (8%) to 0.75% of total assets from 0.83% at March 31, 2015
●	Tangible common equity to tangible assets remained strong at 9.99%
●	Declared quarterly cash dividend on common shares of $0.03 per share (July 2015)

“Park Sterling’s second quarter results continue to advance our stated objective of leveraging recent investments in origination bankers, new product capabilities and new offices to enhance profitability” said James C. Cherry, Chief Executive Officer. “For the three months ended June 30, 2015, we reported a $486,000, or 13%, increase in net income to a record $4.3 million, or $0.10 per share, compared to net income of $3.8 million, or $0.09 per share, reported last quarter.

The company posted 11% annualized organic loan growth, led by continued strong performance in our metropolitan markets, and held adjusted net interest margin essentially flat at 3.77%. Noninterest income benefitted from increased service charges on deposit accounts, mortgage banking income and income from wealth management activities. In addition, our mortgage group produced record origination volumes and our wealth management group reported record discretionary assets under management.

We continued to demonstrate sound expense management, as noninterest expenses decreased $907,000, or 5%, to $18.2 million, compared to $19.1 million in the prior quarter. Adjusted noninterest expenses to adjusted operating income, which excludes merger-related expenses and gain or loss from sale of securities, decreased 380 basis points to 72.5% for the quarter, marking good progress toward our previously stated objective of attaining a ratio below 70% by year end. In addition, asset quality continued to improve from already attractive levels, as nonperforming loans to total loans decreased eight basis points to 0.52% and nonperforming assets to total assets decreased eight basis points to 0.75%, compared to March 31, 2015. Finally, capitalization remains strong with tangible common equity to tangible assets of 9.99% and a Tier 1 leverage ratio of 11.09%.

On the capital management front, yesterday the board declared a quarterly dividend of $0.03 per common share, payable on August 19, 2015 to all shareholders of record as of the close of business on August 5, 2015. Future dividends will be subject to board approval. In addition, during the second quarter we purchased approximately 146,000 shares under our previously announced 2.2 million share repurchase program.

Overall, we are pleased to report these strong financial results and believe that Park Sterling is well positioned to continue pursuing our vision of building a full-service regional banking franchise across the Carolinas and Virginia.”

Financial Results

Income Statement – Three Months Ended June 30, 2015

Park Sterling reported a $486,000, or 13%, increase in net income to a record $4.3 million, or $0.10 per share, for the three months ended June 30, 2015 (“2015Q2”). This compares to net income of $3.8 million, or $0.09 per share, for the three months ended March 31, 2015 (“2015Q1”) and net income of $3.4 million, or $0.08 per share, for the three months ended June 30, 2014 (“2014Q2”). The increase in net income from 2015Q1 resulted from higher net interest income, lower noninterest expense and a decrease in provision expense. The increase in net income from 2014Q2 resulted from both higher net interest and noninterest income levels, which were partially offset by higher provision expense.

Park Sterling reported a $515,000, or 13%, increase in adjusted net income, which excludes merger-related expenses and gain or loss on sale of securities, to a record $4.4 million, or $0.10 per share, in 2015Q2. This compares to adjusted net income of $3.9 million, or $0.09 per share, in 2015Q1 and adjusted net income of $3.8 million, or $0.09 per share, in 2014Q2. Compared to 2015Q1, adjusted net income reflects an increase in net interest income and a decrease in provision and noninterest expense levels. Compared to 2014Q2, adjusted net income reflects both higher net interest and noninterest income levels, which were partially offset by higher provision expense.

Net interest income totaled $20.6 million in 2015Q2, which represents a $190,000, or 1%, increase from $20.4 million in 2015Q1. This increase is attributable to having both higher average earning assets and one more day in 2015Q2. Net interest income increased $1.5 million, or 8%, from $19.1 million in 2014Q2, resulting from higher average earning assets. Average total earning assets increased $29.4 million, or 1%, in 2015Q2 to $2.19 billion, compared to $2.16 billion in 2015Q1 and increased $247.0 million, or 13%, compared to $1.94 billion in 2014Q2. The increase in average total earning assets in 2015Q2 from 2015Q1 resulted from a $41.4 million, or 3% (10% annualized), increase in average loans (including loans held for sale) driven by organic growth, which was partially offset by a $3.8 million, or 1%, decrease in average marketable securities and an $8.4 million, or 14%, decrease in average other interest-earning assets. The increase in average total earning assets in 2015Q2 from 2014Q2 resulted primarily from a $59.8 million, or 14%, increase in average marketable securities, a $246.7 million, or 18%, increase in average loans (including loans held for sale), partially offset by a $59.8 million, or 53%, decrease in average other earning assets.

Net interest margin was 3.78% in 2015Q2, representing a 6 basis point decrease from 3.84% in 2015Q1 and a 17 basis point decrease from 3.95% in 2014Q2. The reduction in net interest margin from 2015Q1 resulted primarily from a 4 basis point decrease in yield on loans to 4.80%, driven by continued competitive pricing pressures, and a 24 basis point decrease in yield on marketable securities to 2.18%, as the prior quarter yield included $267,000 in additional income from the early redemption of two investment securities held by the company at a discount to their redemption prices. The reduction in net interest margin from 2014Q2 resulted primarily from a 58 basis point decrease in yield on loans, due primarily to lower interest rates on new loans, partially offset by an 11 basis point decrease in the cost of interest-bearing liabilities.

Adjusted net interest margin, which excludes accelerated accretion from net acquisition accounting fair market value adjustments and income from the aforementioned early bond redemptions, was 3.77% in 2015Q2, representing a 1 basis point decrease from 3.78% in 2015Q1 and a 16 basis point decrease from 3.93% in 2014Q2. Accelerated accretion of net acquisition accounting fair market value adjustments ($52,000 in 2015Q2, $79,000 in 2015Q1 and $86,000 in 2014Q2) reflects accelerated accretion of credit and interest rate marks resulting from borrowers repaying performing acquired loans faster than required by their contractual terms and/or restructuring loans in such a way as to effectively result in a new loan under the contractual cash flow method of accounting, both of which result in the associated remaining credit and interest rate marks being fully accreted into interest income. Income from the early redemption of investment securities ($0 in 2015Q2, $267,000 in 2015Q1 and $0 in 2014Q2) reflects gains recorded on two bonds carried by the company at discounts to their respective redemption prices. The reduction in adjusted net interest margin from both 2015Q1 and 2014Q2 resulted primarily from the decrease in loan yields discussed above.

The company reported $134,000 in provision for loan losses in 2015Q2, compared to $180,000 in 2015Q1 and a net release of provision of $365,000 in 2014Q2. The current period provision was driven by impairments in the company’s purchase credit impaired (“PCI”) loan pools, as accounted for under ASC 310-30.

Noninterest income decreased $209,000, or 5%, to $4.3 million in 2015Q2, compared to $4.5 million in 2015Q1 and increased $314,000, or 8%, compared to $4.0 million in 2014Q2. The decrease from 2015Q1 was driven by non-customer related activity, including (i) a $215,000, or 28%, decrease in income from bank owned life insurance (“BOLI”) due to a lower death benefit ($47,000 in 2015Q2, $272,000 in 2015Q1, $0 in 2014Q2); (ii) a $291,000, or 143%, decrease in other noninterest income due primarily to the reclassification of $250,000 in income to reductions of capital on certain limited partnership investments based on final 2014 partnership documentation received, which fully offset (iii) the benefit from a $229,000, or 58%, decrease in amortization of indemnification asset and true-up liability expense. Customer-related activities performed well compared to 2015Q1, including (i) an $88,000, or 9%, increase in service charges on deposit accounts; (ii) a $44,000, or 5%, increase in income from wealth management activities, which also posted a $31.7 million, or 8%, increase in discretionary assets under management to a record $438.3 million; (iii) a $5,000, or 1%, increase in mortgage banking income, which also posted a $14.3 million, or 25%, increase in mortgage banking production to a record $71.7 million; and (iv) a $4,000, or 1%, decrease in income from capital markets activities. Partially offsetting this net improvement in customer-related activity was a $65,000, or 9%, decrease in ATM and card income as a result of a $103,000 increase in expenses related to a special marketing program designed to increase future card usage. The increase from 2014Q2 reflects higher service charges on deposit accounts and ATM and card income, in part due to the acquisition of Provident Community Bancshares, Inc. (“Provident Community”) in May 2014, as well as higher mortgage banking income, higher income from capital markets and lower amortization on the FDIC loss share indemnification asset and true-up liability expense.

Noninterest expenses decreased $907,000, or 5%, in 2015Q2 to $18.2 million compared to $19.1 million in 2015Q1, and remained flat compared to $18.2 million in 2014Q2. Adjusted noninterest expenses, which exclude merger-related expenses ($167,000 in 2015Q2, $122,000 in 2015Q1 and $594,000 in 2014Q2), decreased $952,000, or 5%, to $18.1 million in 2015Q2 compared to $19.0 million in 2015Q1, and increased $432,000, or 2%, compared to $17.6 million in 2014Q2. Approximately 80%, or $751,000, of the decrease in adjusted noninterest expenses from 2015Q1 resulted from three unusual items, including (i) a $109,000 decrease in salaries and employee benefits expense resulting from the higher severance expense related to staff rationalization efforts across various business units, as well as certain branch closures, reported in 2015Q1; (ii) a $124,000 decrease in write-downs related to the branch closures; and (iii) a $518,000 decrease in other noninterest expense as a $385,000 operational charge-off in 2015Q1 from bankcard operations partially reversed to a $133,000 recovery in 2015Q2. In addition, continued expense management efforts contributed to lower expenses in several other categories. These decreases were partially offset by increased net cost of operation of OREO. The increase in adjusted noninterest expense from 2014Q2 resulted primarily from increased expenses as a result of the Provident Community acquisition.

The company’s effective tax rate increased to 34.7% in 2015Q2 compared to 32.5% in 2015Q1, which resulted from both a $43,000 true-up reduction of tax credits recorded in 2015Q2 and lower nontaxable income related to BOLI death benefits received in 2015Q2 compared to 2015Q1. The company’s effective tax rate increased compared to 33.9% in 2014Q2, due primarily to the larger nontaxable BOLI death benefit in 2014Q2 as well as the true-up of tax credits recorded in 2015.

Income Statement – Six Months Ended June 30, 2015

Park Sterling reported a $1.1 million, or 15%, increase in net income for the six months ended June 30, 2015 (“2015YTD”) to $8.1 million, or $0.18 per share, compared to net income for the six months ended June 30, 2014 (“2014YTD”) of $7.0 million, or $0.16 per share. The increase in net income from 2014YTD resulted from higher net interest income and noninterest income, offset partially by an increase in provision expense and noninterest expenses.

Net interest income totaled $41.0 million in 2015YTD, which represents a $4.7 million, or 13%, increase from $36.4 million in 2014YTD. This increase is primarily attributable to having higher average earning assets as a result of both the Provident Community acquisition and organic loan growth. Net interest margin was 3.81% in 2015YTD, representing a 15 basis point decrease from 3.96% in 2014YTD. The reduction in net interest margin from 2014YTD resulted primarily from a 50 basis point decrease in yield on loans, due to lower interest rates on new loans, offset by a 13 basis point decrease in the cost of interest-bearing liabilities.

The company reported $314 thousand in provision for loan losses in 2015YTD, compared to a net release of provision of $382 thousand in 2014YTD. The current period provision was driven by impairments in the company’s PCI loan pools, as accounted for under ASC 310-30, as well as organic loan growth.

Noninterest income increased $1.3 million, or 17%, to $8.8 million in 2015YTD, compared to $7.5 million in 2014YTD. The increase from 2014YTD reflects higher service charges on deposit accounts and ATM and card income, in part due to the Provident Community acquisition, as well as higher income from each of mortgage banking, wealth management, and capital markets and lower amortization on the FDIC loss share indemnification asset and true-up liability expense.

Noninterest expense increased $3.4 million, or 10%, in 2015YTD to $37.4 million compared to $34.0 million in 2014YTD. The increase in noninterest expense from 2014YTD resulted primarily from increased expenses as a result of the Provident Community acquisition and hiring initiatives.

The company’s effective tax rate increased to 33.7% in 2015YTD compared to 31.7% in 2014YTD, which resulted from both a $43,000 true-up reduction of tax credits recorded in 2015YTD and lower nontaxable income related to BOLI death benefits received in 2015YTD as compared to 2014YTD.

Balance Sheet

Total assets increased $46.0 million, or 2%, to $2.44 billion at 2015Q2 compared to total assets of $2.40 billion at 2015Q1. Cash and equivalents decreased $18.8 million, or 30%, to $44.3 million as a result of loan funding. Total securities, including non-marketable securities, increased $24.6 million, to $527.6 million. Total securities included one investment in a senior tranche of a collateralized loan obligation (“CLO”) totaling $5.0 million in fair value at 2015Q2, with respect to which the collateral eligibility requirements have not yet been amended to comply with the new bank investment criteria under the Volcker Rule. The security had a net unrealized loss of $33,000 at 2015Q2 that could result in the company recognizing other-than-temporary impairment should it ultimately be determined not to comply with the Volcker Rule.

Total loans, excluding loans held for sale, increased $42.6 million, or 11% annualized, to $1.66 billion at 2015Q2. The company’s metropolitan markets, which include Charlotte, Raleigh and Wilmington, North Carolina, Greenville and Charleston, South Carolina and Richmond, Virginia, reported a $50.9 million, or 24% annualized, increase in total loans to $901.3 million, due to continued success in origination efforts. The community markets reported an $11.1 million, or 11% annualized, decrease in total loans to $385.0 million, primarily due to more limited attractive lending opportunities. The company’s central business units, which primarily include mortgage, builder finance, private banking and special assets, reported a $2.8 million, or 3% annualized, increase in total loans to $371.2 million, as growth in mortgage, private banking and builder finance more than offset reductions in special asset loans, including covered loans.

The company’s loan mix shifted slightly at 2015Q2 compared to 2015Q1. Total consumer loans increased from 27.8% to 27.9% of total loans, with residential mortgages holding at 13.0%, home equity lines of credit decreasing to 9.5% from 9.6%, residential construction increasing from 3.7% to 3.8% and other consumer increasing from 1.6% to 1.7%. The combination of commercial and industrial and owner-occupied real estate loans decreased from 32.5% to 31.4% of total loans while investor-owned commercial real estate increased from 29.2% to 30.1% of total loans. Acquisition, construction and development held at 10.1% of total loans.

In terms of accounting designations, compared to 2015Q1: (i) non-acquired loans, which include certain renewed and/or restructured acquired performing loans that are re-designated as non-acquired, increased $73.4 million, or 26% annualized, to $1.23 billion; (ii) acquired performing loans decreased $23.7 million, or 28% annualized, to $317.4 million; and (iii) purchase credit impaired (“PCI”) loans decreased $7.1 million, or 24% annualized, to $112.8 million. At 2015Q2, noncovered performing acquired loans (which totaled $315.8 million) included a $2.4 million net acquisition accounting fair market value adjustment, representing a 0.75% “mark;” noncovered PCI loans (which totaled $94.7 million) included a $23.6 million adjustment, representing an 19.93% “mark;” and covered performing acquired and PCI loans (which totaled $19.7 million) included a $5.2 million adjustment, representing a 20.87% “mark.”

On March 31, 2015, the company’s FDIC loss share agreement related to the Bank of Hiawassee (“BOH”) non-single family assets, which was assumed in connection with the acquisition of Citizens South Banking Corporation (“Citizens South”) in October 2012, expired. On April 1, 2015, the remaining carrying balance of $19.6 million in loans and $812,000 thousand in OREO associated with the BOH non-single family agreement were transferred from a “covered” designation to a “non-covered” designation on the company’s balance sheet, and from that date the company will no longer benefit from FDIC indemnification on future losses, if any, on the related BOH non-single family loans and OREO.

Total deposits decreased $9.2 million, or 2% annualized, to $1.87 billion at 2015Q2, compared to $1.88 billion at 2015Q1, primarily due to seasonal factors. Noninterest bearing demand deposits increased $5.7 million, or 7% annualized, to $347.2 million (19% of total deposits). Non-brokered money market, NOW and savings deposits decreased $23.3 million, or 10% annualized, to $926.4 million (49% of total deposits). Local time deposits increased $6.9 million, or 6% annualized, to $465.0 million (25% of total deposits). Finally, brokered deposits increased $1.6 million, or 5% annualized, to $136.3 million (7% of total deposits). Core deposits, which exclude time deposits greater than $250,000 and brokered deposits, represented 89.4% of total deposits at 2015Q2 and 90.1% of total deposits at 2015Q1.

Total borrowings increased $55.2 million, or 27%, to $258.9 million at 2015Q2 compared to $203.8 million at 2015Q1. Borrowings at 2015Q2 included $235.0 million in FHLB borrowings and $23.9 million of acquired trust preferred securities, net of acquisition accounting fair market value adjustments.

Total shareholders’ equity increased $625,000, or 0.2%, to $279.7 million at 2015Q2 compared to $279.1 million at 2015Q1, driven by retained earnings which was partially offset by higher unrealized losses in the marketable securities portfolio and the purchase of approximately 146,000 shares for $971,000 under a previously announced 2.2 million repurchase program. The company’s ratio of tangible common equity to tangible assets decreased to 9.99% at 2015Q2 from 10.15% at 2015Q1.

On January 1, 2015, the Basel III federal regulatory standards became effective. As permitted for regulated institutions that are not designated as ”advanced approach” banking organizations (those with assets greater than $250 billion or with foreign exposures greater than $10 billion), the company made a one-time, permanent election to opt out of the requirement to include most components of accumulated other comprehensive income (“AOCI”) in regulatory capital. The company’s Common Equity Tier 1 (“CET1”) ratio decreased to 13.30% at 2015Q2 compared to 14.18% at 2015Q1 due to an increase in risk weighted assets. The company’s Tier 1 leverage ratio was 11.09% at 2015Q2 compared to 11.00% at 2015Q1.

Asset Quality

Asset quality remains a point of strength for the company. Nonperforming assets decreased $1.5 million, or 8%, to $18.4 million at 2015Q2, or 0.75% of total assets, compared to $20.0 million at 2015Q1, or 0.83% of total assets. Nonperforming loans decreased $1.0 million, or 11%, to $8.7 million at 2015Q2, and represent 0.52% of total loans, compared to $9.7 million at 2015Q1, or 0.60% of total loans. The company reported net charge-offs of $327,000, or 0.08% of average loans (annualized), in 2015Q2, compared to net recoveries of $148,000, or 0.04% of average loans (annualized), in 2015Q1. Included in charge-offs and provision expense for 2015Q2 was $156,000 of net impairment related to PCI pools.

The allowance for loan losses decreased $122,000, or 1%, to $8.5 million, or 0.51% of total loans, at 2015Q2, compared to $8.6 million, or 0.53% of total loans, at 2015Q1. The decrease in allowance included (i) a $219,000, or 8%, decrease in the quantitative component, resulting from lower historic loss rates, (ii) a $435,000, or 8%, increase in the qualitative component, reflecting management judgment of inherent loss in the loan portfolio not represented in historic loss rates, and (iii) a $387,000, or 54%, decrease in the specific component. Overall the decrease in the allowance was due to a decrease in historic loss rates as well as continued improvement in nonperforming loans.

During the first quarter of 2011, and as contemplated in Park Sterling Bank’s 2010 public offering, 568,260 shares of restricted stock were issued but will not vest until the company’s share price achieves certain performance thresholds above the equity offering price (these restricted stock awards, of which 554,400 remained outstanding at 2015Q2, vest one-third each when the share price reaches, for 30 consecutive days, $8.125, $9.10 and $10.40 per share, respectively). These performance thresholds have not yet been achieved. Accordingly, these additional shares have been excluded from earnings and tangible book value per share calculations.

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Conference Call

A conference call will be held at 8:30 a.m., Eastern Time this morning (July 23, 2015). The conference call can be accessed by dialing (888) 317-6016 and requesting the Park Sterling Corporation earnings call. Listeners should dial in 10 minutes prior to the start of the call. The live webcast and presentation slides will be available on www.parksterlingbank.com under Investor Relations, “Investor Presentations.”

A replay of the webcast will be available on www.parksterlingbank.com under Investor Relations, “Investor Presentations” shortly following the call. A replay of the conference call can be accessed approximately one hour after the call by dialing (877) 344-7529 and requesting conference number 10067612.

About Park Sterling Corporation

Park Sterling Corporation, the holding company for Park Sterling Bank, is headquartered in Charlotte, North Carolina. Park Sterling, a regional community-focused financial services company with approximately $2.4 billion in assets, is the largest community bank headquartered in the Charlotte area and has 54 banking offices stretching across the Carolinas and into North Georgia, as well as in Richmond, Virginia. The bank serves professionals, individuals, and small and mid-sized businesses by offering a full array of financial services, including deposit, mortgage banking, cash management, consumer and business finance, capital markets and wealth management services with a commitment to “Answers You Can Bank OnSM.” Park Sterling prides itself on being large enough to help customers achieve their financial aspirations, yet small enough to care that they do. Park Sterling is focused on building a banking franchise that is noted for sound risk management, strong community focus and exceptional customer service. For more information, visit www.parksterlingbank.com. Park Sterling Corporation shares are traded on NASDAQ under the symbol PSTB.

Non-GAAP Financial Measures

Tangible assets, tangible common equity, tangible book value, adjusted net income, adjusted net interest margin, adjusted operating revenues, adjusted noninterest income, adjusted noninterest expenses, adjusted allowance for loan losses, and related ratios and per share measures, including adjusted return on average assets and adjusted return on average equity, as used throughout this release, are non-GAAP financial measures. For additional information, see “Reconciliation of Non-GAAP Financial Measures” in the accompanying tables.

Cautionary Statement Regarding Forward Looking Statements

This news release contains, and Park Sterling and its management may make, certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts and often use words such as “may,” “plan,” “contemplate,” “anticipate,” “believe,” “intend,” “continue,” expect,” “project,” “predict,” “estimate,” “could,” “should,” “would,” “will,” “goal,” “target” and similar expressions. These forward-looking statements express management's current expectations or forecasts of future events and, by their nature, are subject to risks and uncertainties and there are a number of factors that could cause actual results to differ materially from those in such statements. Factors that might cause such a difference include, but are not limited to: increases in expected costs or decreases in expected savings or difficulties related to merger integration matters; inability to identify and successfully negotiate and complete additional combinations with other potential merger partners or to successfully integrate such businesses into Park Sterling, including the company’s ability to adequately estimate or to realize the benefits and cost savings from and limit any unexpected liabilities acquired as a result of any such business combinations; failure to generate an adequate return on investment related to new branches or other hiring initiatives; inability to generate future organic growth in loan balances, retail banking, wealth management, mortgage banking or capital markets results through the hiring of new personnel, development of new products, including new online and mobile banking platforms for treasury services, opening of de novo branches or otherwise; inability to capitalize on identified revenue enhancements or expense management opportunities, including the inability to achieve targeted adjusted noninterest expense to adjusted operating revenue targets; inability to generate future ATM and card income from marketing expenses; variability in the performance of covered loans and associated loss-share related expenses; the effects of negative or soft economic conditions, including stress in the commercial real estate markets or failure of continued recovery in the residential real estate markets; changes in consumer and investor confidence and the related impact on financial markets and institutions; changes in interest rates; failure of assumptions underlying noninterest expense levels; failure of assumptions underlying the establishment of allowances for loan losses; deterioration in the credit quality of the loan portfolio or in the value of the collateral securing those loans; deterioration in the value of securities held in the investment securities portfolio; the possibility of recognizing other than temporary impairments on holdings of collateralized loan obligation securities as a result of the Volcker Rule; the impacts on Park Sterling of a potential increasing rate environment; the potential impacts of any government shutdown or debt ceiling impasse, including the risk of a U.S. credit rating downgrade or default, or continued global economic instability, which could cause disruptions in the financial markets, impact interest rates, and cause other potential unforeseen consequences; fluctuations in the market price of the common stock, regulatory, legal and contractual requirements of Park Sterling, other uses of capital, the company’s financial performance, market conditions generally, and future actions by the board of directors, in each case impacting repurchases of common stock or declaration of dividends; legal and regulatory developments, including changes in the federal risk-based capital rules; increased competition from both banks and nonbanks; changes in accounting standards, rules and interpretations, inaccurate estimates or assumptions in accounting, including acquisition accounting fair market value assumptions and accounting for purchased credit-impaired loans, and the impact on Park Sterling’s financial statements; and management’s ability to effectively manage credit risk, market risk, operational risk, legal risk, and regulatory and compliance risk.

Forward-looking statements speak only as of the date they are made, and Park Sterling undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.

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For additional information contact:

David Gaines

Chief Financial Officer

(704) 716-2134

david.gaines@parksterlingbank.com

PARK STERLING CORPORATION
CONDENSED CONSOLIDATED INCOME STATEMENT
THREE MONTH RESULTS
($ in thousands, except per share amounts)	June 30,	March 31,	December 31,	September 30,	June 30,
	2015	2015	2014	2014	2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income
Loans, including fees	$19,667	$19,111	$19,482	$19,725	$18,734
Taxable investment securities	2,508	2,791	2,598	2,597	2,152
Tax-exempt investment securities	143	138	138	138	133
Nonmarketable equity securities	122	127	108	103	85
Interest on deposits at banks	18	18	22	22	53
Federal funds sold	-	-	-	1	-
Total interest income	22,458	22,185	22,348	22,586	21,157
Interest expense
Money market, NOW and savings deposits	532	520	538	570	615
Time deposits	752	707	725	771	828
Short-term borrowings	76	76	-	1	1
Long-term FHLB advances	131	128	179	162	128
Subordinated debt	351	328	350	350	506
Total interest expense	1,842	1,759	1,792	1,854	2,078
Net interest income	20,616	20,426	20,556	20,732	19,079
Provision for loan losses	134	180	(420)	(484)	(365)
Net interest income after provision	20,482	20,246	20,976	21,216	19,444
Noninterest income
Service charges on deposit accounts	1,107	1,019	1,109	1,137	1,001
Mortgage banking income	956	951	922	822	653
Income from wealth management activities	906	862	869	783	773
Income from capital market activities	394	398	149	364	35
ATM and card income	629	694	727	631	726
Income from bank-owned life insurance	553	768	491	552	525
Loss on sale of securities available for sale	-	-	-	(63)	(33)
Amortization of indemnification asset and true-up liability expense	(165)	(394)	(1,224)	(1,345)	(738)
Other noninterest income	(88)	203	308	257	1,036
Total noninterest income	4,292	4,501	3,351	3,138	3,978
Noninterest expenses
Salaries and employee benefits	10,021	10,431	10,386	10,240	9,684
Occupancy and equipment	2,491	2,555	2,627	3,527	2,249
Data processing and outside service fees	1,640	1,648	1,652	1,907	1,544
Legal and professional fees	660	798	816	887	1,122
Deposit charges and FDIC insurance	433	392	442	441	368
Loss on disposal of fixed assets	113	237	2	317	80
Communication fees	541	578	519	480	538
Postage and supplies	116	149	146	176	170
Loan and collection expense	242	154	461	298	304
Core deposit intangible amortization	347	347	348	347	317
Advertising and promotion	304	374	474	564	223
Net cost of operation of other real estate owned	232	35	215	343	206
Other noninterest expense	1,092	1,441	1,219	1,121	1,431
Total noninterest expenses	18,232	19,139	19,307	20,648	18,236
Income before income taxes	6,542	5,608	5,020	3,706	5,186
Income tax expense	2,273	1,825	1,564	1,254	1,760
Net income	$4,269	$3,783	$3,456	$2,452	$3,426

Earnings per common share, fully diluted	$0.10	$0.09	$0.08	$0.06	$0.08
Weighted average diluted common shares	44,301,895	44,326,833	44,323,628	44,233,532	44,213,802

PARK STERLING CORPORATION
CONDENSED CONSOLIDATED INCOME STATEMENT
SIX MONTH RESULTS
($ in thousands, except per share amounts)	June 30,	June 30,
	2015	2014
	(Unaudited)	(Unaudited)
Interest income
Loans, including fees	$38,778	$35,660
Taxable investment securities	5,299	4,123
Tax-exempt investment securities	281	355
Nonmarketable equity securities	249	151
Interest on deposits at banks	36	74
Total interest income	44,643	40,363
Interest expense
Money market, NOW and savings deposits	1,052	1,162
Time deposits	1,459	1,659
Short-term borrowings	152	1
Long-term FHLB advances	259	255
Subordinated debt	679	932
Total interest expense	3,601	4,009
Net interest income	41,042	36,354
Provision (release) for loan losses	314	(382)
Net interest income after provision	40,728	36,736
Noninterest income
Service charges on deposit accounts	2,126	1,634
Mortgage banking income	1,907	897
Income from wealth management activities	1,768	1,548
Income from capital market activities	792	35
ATM and card income	1,323	1,312
Income from bank-owned life insurance	1,321	1,645
Gain on sale of securities available for sale	-	243
Amortization of indemnification asset and true-up liability expense	(559)	(1,221)
Other noninterest income	115	1,409
Total noninterest income	8,793	7,502
Noninterest expenses
Salaries and employee benefits	20,452	18,912
Occupancy and equipment	5,046	4,254
Data processing and outside service fees	3,288	2,890
Legal and professional fees	1,458	1,783
Deposit charges and FDIC insurance	825	608
Communication fees	1,119	1,012
Postage and supplies	265	345
Loan and collection expense	396	592
Core deposit intangible amortization	695	574
Advertising and promotion	678	456
Net cost of operation of other real estate owned	267	259
Other noninterest expense	2,882	2,332
Total noninterest expenses	37,371	34,017
Income before income taxes	12,150	10,221
Income tax expense	4,098	3,240
Net income	$8,052	$6,981

Earnings per common share, fully diluted	$0.18	$0.16
Weighted average diluted common shares	44,287,424	44,240,105

PARK STERLING CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in thousands)	June 30,	March 31,	December 31,	September 30,	June 30,
	2015	2015**	2014*	2014**	2014**
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
ASSETS
Cash and due from banks	$17,042	$17,402	$16,549	$16,505	$21,117
Interest-earning balances at banks	26,940	45,396	34,356	41,883	47,623
Investment securities available for sale	402,489	382,946	375,683	367,262	349,532
Investment securities held to maturity	111,633	108,918	115,741	117,463	119,302
Nonmarketable equity securities	13,500	11,163	11,532	9,731	5,906
Federal funds sold	360	325	485	465	280
Loans held for sale	10,701	9,987	11,602	4,763	6,388
Loans - Non-covered	1,637,115	1,576,760	1,538,354	1,503,558	1,419,366
Loans - Covered	20,348	38,092	42,339	49,834	55,532
Allowance for loan losses	(8,468)	(8,590)	(8,262)	(9,458)	(9,178)
Net loans	1,648,995	1,606,262	1,572,431	1,543,934	1,465,720

Premises and equipment, net	58,979	58,796	59,247	59,334	59,362
FDIC receivable for loss share agreements	1,209	2,333	3,964	5,078	6,993
Other real estate owned - non-covered	8,904	8,570	8,979	8,570	10,774
Other real estate owned - covered	884	1,713	3,011	4,703	5,234
Bank-owned life insurance	57,823	57,494	57,712	57,293	56,831
Deferred tax asset	32,137	33,314	35,696	37,560	37,648
Goodwill	29,197	29,197	29,197	29,197	29,197
Core deposit intangible	10,265	10,612	10,960	11,307	11,654
Other assets	12,822	13,436	12,085	11,249	11,993

Total assets	$2,443,880	$2,397,864	$2,359,230	$2,326,297	$2,245,554

LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits:
Demand noninterest-bearing	$347,162	$341,488	$321,019	$322,097	$331,866
Money market, NOW and savings	988,847	1,008,743	988,954	984,448	942,070
Time deposits	538,932	533,906	541,381	558,063	588,771
Total deposits	1,874,941	1,884,137	1,851,354	1,864,608	1,862,707

Short-term borrowings	180,000	125,000	125,000	85,000	8,575
Long-term FHLB borrowings	55,000	55,000	55,000	55,000	55,000
Subordinated debt	23,922	23,752	23,583	23,413	23,244
Accrued expenses and other liabilities	30,274	30,857	29,188	27,105	26,481
Total liabilities	2,164,137	2,118,746	2,084,125	2,055,126	1,976,007

Shareholders' equity:
Common stock	44,911	44,877	44,860	44,851	44,833
Additional paid-in capital	222,271	223,139	222,819	222,507	222,195
Retained earnings	14,261	11,338	8,901	6,341	4,787
Accumulated other comprehensive loss	(1,700)	(236)	(1,475)	(2,528)	(2,268)
Total shareholders' equity	279,743	279,118	275,105	271,171	269,547

Total liabilities and shareholders' equity	$2,443,880	$2,397,864	$2,359,230	$2,326,297	$2,245,554

Common shares issued and outstanding	44,910,686	44,877,194	44,859,798	44,850,813	44,833,516

*	Derived from audited financial statements. Revised to reflect measurement period adjustments to goodwill.
**	Revised to reflect measurement period adjustments to goodwill.

PARK STERLING CORPORATION
SUMMARY OF LOAN PORTFOLIO
($ in thousands)
	June 30,	March 31,	December 31,	September 30,	June 30,
	2015	2015	2014*	2014	2014
BY LOAN TYPE	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
Commercial:
Commercial and industrial	$189,356	$186,295	$173,786	$173,309	$142,973
Commercial real estate (CRE) - owner-occupied	330,853	337,739	333,782	330,303	306,514
CRE - investor income producing	498,190	470,555	470,647	464,390	459,467
Acquisition, construction and development (AC&D) - 1-4 Family Construction	31,500	28,650	29,401	32,932	28,549
AC&D - Lots and land	48,680	50,372	55,443	55,360	43,861
AC&D - CRE construction	86,570	84,116	71,590	53,459	62,688
Other commercial	7,212	5,931	5,045	5,281	6,580
Total commercial loans	1,192,361	1,163,658	1,139,694	1,115,034	1,050,632

Consumer:
Residential mortgage	214,850	209,384	205,150	198,968	194,847
Home equity lines of credit	156,960	154,415	155,297	154,792	153,944
Residential construction	62,973	59,233	55,882	56,482	48,903
Other loans to individuals	27,696	25,845	22,586	26,444	25,066
Total consumer loans	462,479	448,877	438,915	436,686	422,760
Total loans	1,654,840	1,612,535	1,578,609	1,551,720	1,473,392
Deferred costs (fees)	2,623	2,317	2,084	1,672	1,506
Total loans, net of deferred costs (fees)	$1,657,463	$1,614,852	$1,580,693	$1,553,392	$1,474,898

* Derived from audited financial statements.

	June 30,	March 31,	December 31,	September 30,	June 30,
	2015	2015	2014*	2014	2014
BY ACQUIRED AND NON-ACQUIRED	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
Acquired loans - performing	$317,394	$341,078	$364,789	$388,243	$409,812
Acquired loans - purchase credit impaired	112,819	119,943	133,241	149,652	164,196
Total acquired loans	430,213	461,021	498,030	537,895	574,008
Non-acquired loans, net of deferred costs (fees)**	1,227,250	1,153,831	1,082,663	1,015,497	900,890
Total loans	$1,657,463	$1,614,852	$1,580,693	$1,553,392	$1,474,898

*	Derived from audited financial statements.
**	Includes loans transferred from acquired pools following release of acquisition accounting FMV adjustments.

PARK STERLING CORPORATION
ALLOWANCE FOR LOAN LOSSES
THREE MONTH RESULTS
($ in thousands)	June 30,	March 31,	December 31,	September 30,	June 30,
	2015	2015	2014	2014	2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Beginning of period allowance	$8,590	$8,262	$9,458	$9,178	$9,076
Loans charged-off	(572)	(265)	(984)	(175)	(411)
Recoveries of loans charged-off	245	413	208	939	871
Net charge-offs	(327)	148	(776)	764	460

Provision expense (release)	205	180	(420)	(484)	(356)
Benefit attributable to FDIC loss share agreements	(71)	-	-	-	(9)
Total provision expense charged to operations	134	180	(420)	(484)	(365)
Provision expense recorded through FDIC loss share receivable	71	-	-	-	7
End of period allowance	$8,468	$8,590	$8,262	$9,458	$9,178

Net charge-offs (recoveries)	$327	$(148)	$776	$(764)	$(460)
Net charge-offs (recoveries) to average loans (annualized)	0.08%	-0.04%	0.20%	-0.20%	-0.13%

PARK STERLING CORPORATION
AVERAGE BALANCE SHEETS AND NET INTEREST ANALYSIS
THREE MONTHS
($ in thousands)	June 30, 2015			June 30, 2014
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate (3)	Balance	Expense	Rate (3)
Assets
Interest-earning assets:
Loans and loans held for sale, net (1)(2)	$1,643,844	$19,667	4.80%	$1,397,158	$18,734	5.38%
Fed funds sold	730	-	0.00%	427	-	0.00%
Taxable investment securities	474,807	2,508	2.11%	416,187	2,152	2.07%
Tax-exempt investment securities	13,960	143	4.10%	12,809	133	4.15%
Other interest-earning assets	52,098	140	1.08%	111,878	138	0.49%

Total interest-earning assets	2,185,439	22,458	4.12%	1,938,459	21,157	4.38%

Allowance for loan losses	(8,895)			(9,588)
Cash and due from banks	16,356			17,856
Premises and equipment	58,912			58,347
Goodwill	29,211			24,661
Intangible assets	10,435			10,583
Other assets	115,213			128,596

Total assets	$2,406,671			$2,168,914

Liabilities and shareholders' equity
Interest-bearing liabilities:
Interest-bearing demand	$411,806	$71	0.07%	$333,130	$87	0.10%
Savings and money market	525,359	405	0.31%	515,943	473	0.37%
Time deposits - core	458,139	632	0.55%	488,936	693	0.57%
Brokered deposits	133,981	176	0.53%	154,520	190	0.49%
Total interest-bearing deposits	1,529,285	1,284	0.34%	1,492,529	1,443	0.39%
Short-term borrowings	148,901	76	0.20%	5,462	1	0.07%
Long-term FHLB borrowings	55,000	131	0.96%	55,000	128	0.93%
Subordinated debt	23,833	351	5.91%	27,094	506	7.49%
Total borrowed funds	227,734	558	0.98%	87,556	635	2.91%

Total interest-bearing liabilities	1,757,019	1,842	0.42%	1,580,085	2,078	0.53%

Net interest rate spread		20,616	3.70%		19,079	3.85%

Noninterest-bearing demand deposits	338,092			298,313
Other liabilities	30,884			24,212
Shareholders' equity	280,676			266,304

Total liabilities and shareholders' equity	$2,406,671			$2,168,914

Net interest margin			3.78%			3.95%

(1)	Nonaccrual loans are included in the average loan balances.
(2)	Interest income and yields for the three months ended June 30, 2015 and 2014 include accretion from acquisition accountingadjustments associated with acquired loans.
(3)	Yield/ rate calculated on Actual/Actual day count basis, except for yield on investments which is calculated on a 30/360 day count basis.

PARK STERLING CORPORATION
AVERAGE BALANCE SHEETS AND NET INTEREST ANALYSIS
SIX MONTHS
($ in thousands)	June 30, 2015			June 30, 2014
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate (3)	Balance	Expense	Rate (3)
Assets
Interest-earning assets:
Loans and loans held for sale, net (1)(2)	$1,623,279	$38,778	4.82%	$1,351,412	$35,660	5.32%
Fed funds sold	596	-	0.00%	437	-	0.00%
Taxable investment securities	477,255	5,299	2.22%	399,990	4,123	2.06%
Tax-exempt investment securities	13,409	281	4.19%	14,194	355	5.00%
Other interest-earning assets	56,258	285	1.02%	85,761	225	0.53%

Total interest-earning assets	2,170,797	44,643	4.15%	1,851,794	40,363	4.40%

Allowance for loan losses	(8,633)			(9,477)
Cash and due from banks	16,646			16,127
Premises and equipment	59,133			57,147
Goodwill	29,225			25,536
Intangible assets	10,606			9,526
Other assets	117,376			122,656

Total assets	$2,395,150			$2,073,309

Liabilities and shareholders' equity
Interest-bearing liabilities:
Interest-bearing demand	$409,863	$139	0.07%	$312,865	$150	0.10%
Savings and money market	521,374	800	0.31%	489,349	941	0.39%
Time deposits - core	459,713	1,220	0.54%	462,806	1,377	0.60%
Brokered deposits	137,254	352	0.52%	160,421	354	0.44%
Total interest-bearing deposits	1,528,204	2,511	0.33%	1,425,441	2,822	0.40%
Short-term borrowings	53,950	152	0.06%	55,265	255	0.09%
Long-term FHLB borrowings	150,055	259	0.03%	-	-	0.00%
Subordinated debt	23,749	679	5.77%	27,823	932	6.76%
Total borrowed funds	227,754	1,090	0.97%	83,088	1,187	2.88%

Total interest-bearing liabilities	1,755,958	3,601	0.41%	1,508,529	4,009	0.54%

Net interest rate spread		41,042	3.73%		36,354	3.86%

Noninterest-bearing demand deposits	328,805			275,715
Other liabilities	30,951			23,145
Shareholders' equity	279,436			265,920

Total liabilities and shareholders' equity	$2,395,150			$2,073,309

Net interest margin			3.81%			3.96%

(1)	Nonaccrual loans are included in the average loan balances.
(2)	Interest income and yields for the six months ended June 30, 2015 and 2014 include accretion from acquisition accounting adjustments associated with acquired loans.
(3)	Yield/ rate calculated on Actual/Actual day count basis, except for yield on investments which is calculated on a 30/360 day count basis.

PARK STERLING CORPORATION
SELECTED RATIOS
($ in thousands, except per share amounts)	June 30,	March 31,	December 31,	September 30,	June 30,
	2015	2015	2014	2014	2014
	Unaudited	Unaudited	Unaudited	Unaudited	Unaudited
ASSET QUALITY
Nonaccrual loans	$5,545	$6,397	$5,585	$5,894	$5,205
Troubled debt restructuring (and still accruing)	3,115	3,273	3,289	4,315	3,550
Past due 90 days plus (and still accruing)	-	10	30	2,485	775
Nonperforming loans	8,660	9,680	8,904	12,694	9,530
OREO	9,788	10,283	11,990	13,273	16,008
Nonperforming assets	18,448	19,963	20,894	25,967	25,538
Past due 30-59 days (and still accruing)	2,559	1,285	619	1,973	2,028
Past due 60-89 days (and still accruing)	481	457	289	1,788	3,299

Nonperforming loans to total loans	0.52%	0.60%	0.56%	0.82%	0.65%
Nonperforming assets to total assets	0.75%	0.83%	0.89%	1.12%	1.14%
Allowance to total loans	0.51%	0.53%	0.52%	0.61%	0.62%
Allowance to nonperforming loans	97.78%	88.74%	92.79%	74.51%	96.31%
Allowance to nonperforming assets	45.90%	43.03%	39.54%	36.42%	35.94%
Past due 30-89 days (accruing) to total loans	0.18%	0.11%	0.06%	0.24%	0.36%
Net charge-offs (recoveries) to average loans (annualized)	0.08%	-0.04%	0.20%	-0.20%	-0.13%

CAPITAL
Book value per common share	$6.31	$6.30	$6.21	$6.13	$6.10
Tangible book value per common share**	$5.47	$5.44	$5.35	$5.25	$5.21
Common shares outstanding	44,910,686	44,877,194	44,859,798	44,850,813	44,833,516
Weighted average dilutive common shares outstanding	44,301,895	44,326,833	44,323,628	44,233,532	44,213,802

Common Equity Tier 1 (CET1) capital	$245,328	$242,197	n/a	n/a	n/a
Tier 1 capital	261,596	256,843	$231,088	$225,456	$222,489
Tier 2 capital	8,577	8,836	8,469	9,660	9,429
Total risk based capital	270,173	265,679	239,557	235,116	231,918
Risk weighted assets	1,844,540	1,707,551	1,717,003	1,693,196	1,620,786
Average assets for leverage ratio	2,359,401	2,334,285	2,273,275	2,235,267	2,099,906

Common Equity Tier 1 (CET1) ratio	13.30%	14.18%	n/a	n/a	n/a
Tier 1 ratio	14.18%	15.04%	13.46%	13.32%	13.73%
Total risk based capital ratio	14.65%	15.56%	13.95%	13.89%	14.31%
Tier 1 leverage ratio	11.09%	11.00%	10.17%	10.09%	10.60%
Tangible common equity to tangible assets**	9.99%	10.15%	10.13%	10.09%	10.37%

LIQUIDITY
Net loans to total deposits	87.95%	85.25%	84.93%	82.80%	78.69%
Reliance on wholesale funding	18.52%	16.21%	16.81%	14.94%	11.80%

INCOME STATEMENT (THREE MONTH RESULTS; ANNUALIZED)
Return on Average Assets	0.71%	0.64%	0.59%	0.42%	0.63%
Return on Average Common Equity	6.10%	5.52%	5.01%	3.58%	5.16%
Net interest margin (non-tax equivalent)	3.78%	3.84%	3.87%	3.98%	3.90%

** Non-GAAP financial measure

Non-GAAP Financial Measures

Tangible assets, tangible common equity, tangible book value, adjusted net income, adjusted net interest margin, adjusted noninterest income, adjusted operating revenues, adjusted noninterest expenses, adjusted allowance for loan losses, and related ratios and per share measures, including adjusted return on average assets and adjusted return on average equity, as used throughout this release, are non-GAAP financial measures. Management uses (i) tangible assets, tangible common equity and tangible book value (which exclude goodwill and other intangibles from equity and assets), and related ratios, to evaluate the adequacy of shareholders’ equity and to facilitate comparisons with peers; (ii) adjusted allowance for loan losses (which includes net FMV adjustments related to acquired loans) as supplemental information for comparing the combined allowance and fair market value adjustments to the combined acquired and non-acquired loan portfolios (fair market value adjustments are available only for losses on acquired loans); and (iii) adjusted net income, adjusted noninterest income and adjusted noninterest expenses (which exclude merger-related expenses and gain or loss on sale of securities, as applicable), adjusted net interest margin (which excludes accelerated accretion of net acquisition accounting fair market value adjustments and income from early redemption of investment securities), adjusted noninterest expenses to adjusted operating revenues and adjusted return on average assets and adjusted return on average equity (which exclude merger-related expenses and gain on or loss sale of securities) to evaluate core earnings and to facilitate comparisons with peers.

PARK STERLING CORPORATION
RECONCILIATION OF NON-GAAP MEASURES
($ in thousands, except per share amounts)
(three month and period end results)	June 30,	March 31,	December 31,	September 30,	June 30,
	2015	2015	2014	2014	2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Adjusted net income (three months)
Pretax income (as reported)	$6,542	$5,608	$5,020	$3,706	$5,186
Plus: merger-related expenses	167	122	712	2,229	594
loss on sale of securities	-	-	-	63	33
Adjusted pretax income	6,709	5,730	5,732	5,998	5,813
Tax expense	2,331	1,867	1,786	2,030	1,972
Adjusted net income	$4,378	$3,863	$3,946	$3,968	$3,841

Divided by: weighted average diluted shares	44,301,895	44,326,833	44,323,628	44,233,532	44,213,802
Adjusted net income per share	$0.10	$0.09	$0.09	$0.09	$0.09
Estimated tax rate for adjustment	34.75%	34.23%	31.15%	33.85%	33.93%

Adjusted net interest margin
Net interest income (as reported)	$20,616	$20,426	$20,556	$20,732	$19,079
Less: accelerated mark accretion	(52)	(79)	(134)	(173)	(86)
Less: income from early redemption of investment securities	-	(267)	-	-	-
Adjusted net interest income	20,564	20,080	20,422	20,559	18,993
Divided by: average earning assets	2,185,439	2,155,995	2,107,073	2,066,906	1,938,459
Multiplied by: annualization factor	4.01	4.06	3.97	3.97	4.01
Adjusted net interest margin	3.77%	3.78%	3.85%	3.95%	3.93%
Net interest margin	3.78%	3.84%	3.87%	3.98%	3.95%

Adjusted noninterest income
Noninterest income (as reported)	$4,292	$4,501	$3,351	$3,138	$3,978
Less: loss on sale of securities	-	-	-	63	33
Adjusted noninterest income	$4,292	$4,501	$3,351	$3,201	$4,011

Adjusted noninterest expense
Noninterest expense (as reported)	$18,232	$19,139	$19,307	$20,648	$18,236
Less: merger-related expenses	(167)	(122)	(712)	(2,229)	(594)
Adjusted noninterest expense	$18,065	$19,017	$18,595	$18,419	$17,642

Adjusted noninterest expense to average assets
Adjusted noninterest expense	$18,065	$19,017	$18,595	$18,419	$17,642
Divided by: average assets	2,406,671	2,383,506	2,342,657	2,304,501	2,168,914
Multiplied by: annualization factor	4.01	4.06	3.97	3.97	4.01
Adjusted noninterest expense to average assets	3.01%	3.24%	3.15%	3.17%	3.26%
Noninterest expense to average assets	3.04%	3.26%	3.27%	3.55%	3.37%

Adjusted operating revenues
Net Interest Income	$20,616	$20,426	$20,556	$20,732	$19,079
Plus: adjusted noninterest income	4,292	4,501	3,351	3,201	4,011
Adjusted operating revenues	$24,908	$24,927	$23,907	$23,933	$23,090
Operating revenues	$24,908	$24,927	$23,907	$23,870	$23,057

Adjusted nointerest expense to adjusted operating revenues
Adjusted noninterest expense	$18,065	$19,017	$18,595	$18,419	$17,642
Divided by: adjusted operating revenues	24,908	24,927	23,907	23,933	23,090
Adjusted noninterest expense to adjusted operating revenues	72.53%	76.29%	77.78%	76.96%	76.41%
Noninterest expense to operating revenues	73.20%	76.78%	80.76%	86.50%	79.09%

PARK STERLING CORPORATION
RECONCILIATION OF NON-GAAP MEASURES
($ in thousands, except per share amounts)
(three month and period end results)	June 30,	March 31,	December 31,	September 30,	June 30,
	2015	2015	2014	2014	2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Adjusted return on average assets
Adjusted net income	$4,378	$3,863	$3,946	$3,968	$3,841
Divided by: average assets	2,406,671	2,383,506	2,342,657	2,304,501	2,168,914
Multiplied by: annualization factor	4.01	4.06	3.97	3.97	4.01
Adjusted return on average assets	0.73%	0.66%	0.67%	0.68%	0.71%
Return on average assets	0.71%	0.64%	0.59%	0.42%	0.63%

Adjusted return on average equity
Adjusted net income	$4,378	$3,863	$3,946	$3,968	$3,841
Divided by: average common equity	280,676	278,187	273,669	271,853	266,304
Multiplied by: annualization factor	4.01	4.06	3.97	3.97	4.01
Adjusted return on average equity	6.26%	5.63%	5.72%	5.79%	5.79%
Return on average equity	6.10%	5.52%	5.01%	3.58%	5.16%

Tangible common equity to tangible assets
Total assets	$2,443,880	$2,397,864	$2,359,230	$2,326,297	$2,245,554
Less: intangible assets	(39,462)	(39,852)	(40,200)	(40,547)	(40,894)
Tangible assets	$2,404,418	$2,358,012	$2,319,030	$2,285,750	$2,204,660

Total common equity	$279,743	$279,118	$275,105	$271,171	$269,547
Less: intangible assets	(39,462)	(39,852)	(40,200)	(40,547)	(40,894)
Tangible common equity	$240,281	$239,266	$234,905	$230,624	$228,653

Tangible common equity	$240,281	$239,266	$234,905	$230,624	$228,653
Divided by: tangible assets	2,404,418	2,358,012	2,319,030	2,285,750	2,204,660
Tangible common equity to tangible assets	9.99%	10.15%	10.13%	10.09%	10.37%
Common equity to assets	11.45%	11.64%	11.66%	11.66%	12.00%

Tangible book value per share
Issued and outstanding shares	44,910,686	44,877,194	44,859,798	44,850,813	44,833,516
Less: nondilutive restricted stock awards	(985,531)	(882,178)	(921,097)	(931,465)	(919,216)
Period end dilutive shares	43,925,155	43,995,016	43,938,701	43,919,348	43,914,300

Tangible common equity	$240,281	$239,266	$234,905	$230,624	$228,653
Divided by: period end dilutive shares	43,925,155	43,995,016	43,938,701	43,919,348	43,914,300
Tangible common book value per share	$5.47	$5.44	$5.35	$5.25	$5.21
Common book value per share	$6.37	$6.34	$6.26	$6.17	$6.14

Adjusted allowance for loan losses
Allowance for loan losses	$8,468	$8,590	$8,262	$9,458	$9,178
Plus: acquisition accounting FMV adjustments to acquired loans	31,159	32,209	35,419	37,746	39,715
Adjusted allowance for loan losses	$39,627	$40,799	$43,681	$47,204	$48,893
Divided by: total loans (excluding LHFS)	$1,657,463	$1,614,852	$1,580,693	$1,553,392	$1,474,898
Adjusted allowance for loan losses to total loans	2.39%	2.53%	2.76%	3.04%	3.32%
Allowance for loan losses to total loans	0.51%	0.53%	0.52%	0.61%	0.62%